EXHIBIT 1 - FINANCIAL STATEMENTS

                  INDEX TO FINANCIAL STATEMENTS


                                                             PAGE

ACCOUNTANTS' REPORT ON THE FINANCIAL STATEMENTS                2

BALANCE SHEETS                                               3 - 4

STATEMENT OF OPERATIONS                                      5 - 6

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY                   7

STATEMENT OF CASH FLOWS                                      8 - 9

NOTES TO FINANCIAL STATEMENTS                               10 - 19

          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Electronic Systems
 Technology, Inc.
415 N. Quay, Suite 4
Kennewick, WA  99336

We have audited the accompanying balance sheets of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                     ROBERT MOE & ASSOCIATES, P.S.

Spokane, Washington
February 8, 1996

                 ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                          BALANCE SHEETS
                    December 31, 1995 and 1994
                              ASSETS

                                                1995         1994
                                             ---------    ---------
CURRENT ASSETS
  Cash                                      $   15,765   $   66,032
  Money market investment                      444,335      400,935
  Certificate of Deposit                       504,626      203,000
  Bankers acceptance - SFNB                                 100,000
  Commercial paper                             300,000
  Marketable securities                        121,117       98,120
  Accounts receivable, net of allowance
   for uncollectables of $1,284-1995
   and $6,155-1994                             157,920      164,311
  Inventory                                    297,037      423,932
  Accrued interest                               3,745        1,922
  Prepaid insurance                              3,034        3,073
  Prepaid expenses                               1,100
  Prepaid Federal income taxes                               16,471
  Deferred tax asset                             5,287
  Current portion of note receivable             3,449        5,249
                                             ---------    ---------
  Total current assets                       1,857,415    1,483,045
                                             ---------    ---------

PROPERTY & EQUIPMENT
  Leasehold improvements                        13,544       13,544
  Laboratory equipment                         254,931      192,413
  Furniture & fixtures                          15,017       15,017
  Dies & molds                                  17,255       17,255
                                             ---------    ---------
                                               300,747      238,229
  Less accumulated depreciation                155,504      134,110
                                             ---------    ---------
                                               145,243      104,119
                                             ---------    ---------

OTHER ASSETS
  Patent costs, net of amortization
   of $700-1995 and $591-1994                    1,150        1,259
  Deposits                                         340          837
  Capitalized software cost of
  $61,143-1995 net amortization of $54,519;
  $61,143-1994 net amortization of
  $52,791                                        6,624        8,352
                                             ---------    ---------
                                                 8,114       10,448
                                             ---------    ---------
TOTAL ASSETS                                $2,010,772   $1,597,612
                                             =========    =========

                  ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                             BALANCE SHEETS
                       December 31, 1995 and 1994
                  LIABILITIES AND STOCKHOLDERS' EQUITY

                                                1995         1994
                                              --------     --------
CURRENT LIABILITIES
  Accounts payable                          $   56,493   $   22,351
  Accrued payroll                                5,199          896
  Accrued payroll taxes                          1,113        1,207
  Accrued excise taxes payable                     410        1,796
  Accrued vacation pay                          11,712        6,947
  Federal income taxes payable                  58,665
                                              --------      -------
     Total current liabilities                 133,592       33,197

DEFERRED TAX LIABILITY                                        8,857
                                              --------      -------
STOCKHOLDERS' EQUITY
  Common stock, $.001 par value,
   50,000,000 shares authorized,
   5,006,667-1995 and 5,006,667-1994
   shares issued and outstanding                 5,007        5,007
  Additional paid-in capital                   918,057      918,057
  Unrealized loss, marketable securities                    (53,913)
  Retained earnings                            954,116      686,407
                                             ---------    ---------
                                             1,877,180    1,555,558
                                             ---------    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $2,010,772   $1,597,612
                                             =========    =========

     The accompanying notes are an integral part of this statement

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                          STATEMENT OF OPERATIONS
             for the years ended December 31, 1995, 1994 and 1993

                                    1995        1994        1993
                                 --------    ---------   ---------
SALES                           $1,535,071  $1,197,720  $1,444,039
                                 ---------   ---------   ---------
COST OF SALES
  Beginning inventory              423,932     386,201     325,434
  Purchases and allocated costs    475,691     503,111     658,514
                                 ---------   ---------   ---------
                                   899,623     889,312     983,948
  Ending inventory                 297,037     423,932     386,201
                                 ---------   ---------   ---------
                                   602,586     465,380     597,747
                                 ---------   ---------   ---------
GROSS PROFIT                       932,485     732,340     846,292
                                 ---------   ---------   ---------
OPERATING EXPENSES
  Advertising                       50,619      35,848      38,322
  Amortization                       1,837         397       1,828
  Bad Debts                         54,474
  Commissions-sales                 31,974      17,925      34,098
  Dues & Subscriptions               7,700       6,009       7,955
  Depreciation                      25,379      21,160      14,716
  Insurance                          6,911       5,176       5,504
  Materials & supplies              12,383       9,601      18,471
  Office & administration           16,628      14,427       9,700
  Printing                          13,104       6,750       5,726
  Professional services             46,113      61,338      42,140
  Rent & utilities                  25,895      25,733      13,421
  Repair & maintenance               6,992       4,863       4,827
  Salaries                         391,826     381,243     344,864
  Taxes                             74,333      80,594      87,709
  Telephone                         11,159      10,571      11,126
  Trade shows                        8,688      10,017       2,859
  Travel expenses                   53,778      52,164      56,881
  Warranty expenses                                          1,219
                                 ---------   ---------    --------
                                   839,793     743,816     701,366
 Expenses allocated to
   cost of sales                  (280,650)   (255,710)   (251,587)
                                 ---------   ---------    --------
                                   559,143     488,106     449,779
                                 ---------   ---------    --------
OPERATING INCOME                   373,342     244,234     396,513
                                 ---------   ---------    --------

The accompanying notes are an integral part of this statement

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                          STATEMENT OF OPERATIONS
             for the years ended December 31, 1995, 1994 and 1993
                                (continued)

                                    1995        1994        1993
                                 --------    ---------   ---------
OTHER INCOME
  Interest income                   58,359      27,750      24,603
  Site support reimbursement-
   net of allocated costs           24,259      19,667      23,270
  Loss on disposition of assets     (1,870)       (812)     (1,214)
  Realized loss on marketable
  securities due to impairment     (49,953)
  Unrealized loss on marketable
   securities                                               (4,980)
                                  --------    --------     -------
                                    30,795      46,605      41,679
                                  --------    --------     -------
INCOME BEFORE PROVISION FOR
FEDERAL INCOME TAXES               404,137     290,839     438,192

PROVISION FOR FEDERAL
INCOME TAXES                       136,428     104,899     144,970
                                  --------    --------     -------
NET INCOME                      $  267,709  $  185,940  $  293,222
                                  ========    ========     =======
EARNINGS PER SHARE              $    .05    $    .04    $    .06
                                  ========    ========     =======

     The accompanying notes are an integral part of this statement

                                    ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                                STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                               for December 31, 1992 through December 31, 1995


                                       Common Stock         Additional    Loss on      Retained
                                       ------------          Paid-In     Marketable    Earnings
                                   Amount    Shares        Capital      Securities    (Deficit)   TOTAL
                                 ---------   ------        -------      ----------    --------  ---------
Balance at
  December 31, 1992              4,956,667    4,957       $ 901,607                   $203,958  $1,110,522
NET INCOME
  December 31, 1993                                                                    293,222     293,222
                                 ---------   ------         -------      --------    ---------   ---------
Balance at
  December 31, 1993              4,956,667    4,957         901,607                    497,180   1,403,744

Stock options
  Exercised
  June 2, 1994 at $.33              50,000       50          16,450                                 16,500

Unrealized loss in
  marketable securities                                                  (50,626)                  (50,626)

Cumulative effect of change
 in accounting principle;
 unrealized loss in marketable
 securities; net of income
  tax effect.                                                             (3,287)        3,287

NET INCOME
  December 31, 1994                                                                    185,940     185,940
                                 ---------    -------      ---------    --------       -------   ---------
Balance at
  December 31, 1994              5,006,667    $ 5,007      $ 918,057   $ (53,913)     $686,407  $1,555,558

Unrealized holding loss
  reclassified to realized
   loss due to impairment                                                 53,913                    53,913

NET INCOME
  December 31, 1995                                                                    267,709     267,709
                                 ---------    -------      ---------    --------       -------   ---------
                                 5,006,667    $ 5,007      $ 918,057    $      0      $954,116  $1,877,180
                                 =========    =======      =========    ========       =======   =========

                        ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                             STATEMENT OF CASH FLOWS
            for the twelve months ended December 31, 1995, 1994 and 1993

                                                  1995        1994       1993
                                               --------     --------   --------
CASH FLOWS PROVIDED (USED) IN
  OPERATING ACTIVITIES:
   Net income                                 $  267,709   $ 185,940   $ 293,222
   Noncash expenses included
   in income:
      Depreciation                                25,379      21,160      14,716
      Amortization                                 1,837         397       1,828
      Deferred income taxes                      (17,035)     11,370      (1,980)
      Unrealized loss on marketable
       securities                                                          4,980
      Loss on disposition of assets                1,870         812       1,214
      Realized loss/impaired securities           49,953
  Decrease (increase) in Current Assets:
     Accounts receivable, net                      6,391     114,907     (18,483)
     Inventory                                   126,895     (37,731)    (60,767)
     Other current assets                         13,587     (18,712)     24,345
  Increase (decrease) in Current Liabilities:
     Accounts payable, accrued expenses
     and other current liabilities                41,730     (27,750)     16,646
     Federal Income Taxes Payable                 59,863     (75,450)     75,450
                                                --------    --------    --------
     Net Cash Provided By
        Operating Activities                     578,179     174,943     351,171
                                                --------    --------    --------
CASH FLOWS PROVIDED (USED) IN
  INVESTING ACTIVITIES:
   Deposit                                           497        (497)
   Capitalized software                                                   (8,640)
   Proceeds received from sale of fixed assets                   100
   Additions to property & equipment             (68,373)    (30,533)    (30,033)
   Certificates of deposit-over 3 months        (102,000)                104,716
   Institutional Governmental Income Fund        (17,344)    (11,134)   (142,592)
                                                --------     -------    --------
       Net Cash Used In
       Investing Activities                     (187,220)    (42,064)    (76,549)
                                                --------     -------    --------








The accompanying notes are an integral part of the financial statements

                        ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                             STATEMENT OF CASH FLOWS
            for the twelve months ended December 31, 1995, 1994 and 1993
                                  (CONTINUED)

                                                    1995      1994       1993
                                                 --------     --------   --------
CASH FLOWS PROVIDED (USED) IN
  FINANCING ACTIVITIES:
   Proceeds from issuance of common stock                     16,500
   Proceeds from note receivable                   1,800       2,139       3,446
                                                --------     -------    --------
       Net Cash Provided By
       Financing Activities                        1,800      18,639       3,446
                                                --------     -------    --------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                               392,759     151,518     278,068

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                            769,967     618,449     340,381
                                                --------     -------    --------
CASH AND CASH EQUIVALENTS AT
  ENDING OF PERIOD                            $1,162,726    $769,967    $618,449
                                               =========     =======     =======

SUPPLEMENTAL DISCLOSURES OF CASH
 FLOWS INFORMATION:
  Cash paid during the year for:
   Interest
   Income taxes                               $   77,129    $185,450    $ 71,500
                                               =========     =======    =========
  Cash and Cash equivalents:
   Cash                                       $   15,765  $   66,032    $146,851
   Money Market                                  444,335     400,935     471,598
   Certificates of deposit (under 3
       month maturity)                           402,626     203,000
   Commercial paper (under 3
       month maturity)                           300,000
   Bankers acceptance                                        100,000
                                               ---------     -------     --------
                                              $1,162,726    $769,967     $618,449
                                               =========     =======     ========







     The accompanying notes are an integral part of the financial statements

                      ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BUSINESS ORGANIZATION: The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves.

   ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   REVENUE RECOGNITION: The Company recognizes revenue from product sales upon shipment to the customer. Revenues from site support are recognized as the Company performs the services in accordance with agreement terms.

   ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS: The Company uses the reserve method for recording allowance for uncollectible accounts. The amount included in Allowance for Uncollectible Accounts consists of $1,284 as of December 31, 1995 and $6,155 as of December 31, 1994.

   INVENTORY: Inventories are stated at lower of cost or market with cost determined using the FIFO (first in, first out) method. Inventories consisted of the following:

                                   1995         1994          1993
                                --------      -------      --------
          Parts                $ 198,487    $ 245,569     $ 199,632
          Work in progress                     30,553        56,154
          Finished goods          98,550      147,810       130,415
                                --------      -------      --------
                               $ 297,037    $ 423,932     $ 386,201
                                ========      =======      ========

   PROPERTY AND EQUIPMENT: Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The useful life of property and equipment for purposes of computing depreciation is five to seven years. The useful life for leasehold improvements is thirty-one and a half years. The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.

                         ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                            NOTES TO FINANCIAL STATEMENTS

1- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

   PATENT COSTS: Expenses incurred in connection with the patent have been capitalized and are being amortized over 17 years.

   FEDERAL INCOME TAXES: Effective as of January 1, 1992 the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 109 Accounting for Income Taxes which establishes generally accepted accounting principles for the financial accounting measurement and disclosure principles for income taxes that are payable or refundable for the current year and for the future tax consequences of events that have been recognized in the financial statements of the Corporation and past and current tax returns. The change had no effect on prior years results.

   RESEARCH AND DEVELOPMENT: Research and development costs are expensed as incurred. Research and development expenditures for new product development and improvements of existing products by the Company for 1995 and 1994 were $85,265 and $102,918, respectively.

   EARNINGS (LOSS) PER COMMON SHARE: Primary earnings (loss) per common share are based on the weighted average number of shares outstanding during the period after consideration of the diluted effect of stock options and restricted stock awards. The primary weighted average number of common shares outstanding was 5,433,174, 5,360,982, and 5,345,844 for the years ended December 31, 1995, 1994, and 1993 respectively. Also, fully diluted earnings per common share assume conversion of dilutive securities when the result is dilutive.

   CAPITALIZED SOFTWARE COSTS:  In August, 1985, the Statements of
   Financial Accounting Standards No. 86 was issued by the Financial Accounting Standards Board (FASB), directing that the costs of creating a computer software product to be sold, leased, or otherwise marketed, and which are incurred after the product's technological feasibility has been established, be capitalized. During 1986 the Company adopted this statement as permitted by the FASB No. 86 and, accordingly, capitalized all such costs subsequent to 1985. Costs incurred prior to 1986 are not permitted to be capitalized by FASB No. 86 and the Company has not capitalized such costs. All costs capitalized under FASB No. 86 are required to be amortized over their estimated revenue-producing lives, not to exceed five years, beginning on the date the product is available for distribution to customers.

                        ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

1- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (continued)

   Amortization of capitalized software costs charged to expenses for periods presented is as follows:

                1986                     $3,234
                1987                      4,865
                1988                      9,080
                1989                     10,501
                1990                      9,527
                1991                      7,358
                1992                      6,219
                1993                      1,719
                1994                        288
                1995                      1,728

   CASH AND CASH EQUIVALENTS: Cash and cash equivalents generally consist of cash, certificates of deposit, time deposits, commercial paper and other money market instruments. The Company invests its excess cash in deposits with major banks, and commercial paper of investment grade companies and, therefore bears minimal risk. These securities have original maturity dates not exceeding three months. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for purposes of reporting cash flows.

   ADVERTISING COSTS: Costs incurred for producing and communicating advertising are expensed when incurred.

2- FEDERAL INCOME TAXES

   Effective as of January 1, 1992 the Company adopted Statement of
   Financial Accounting Standards ("SFAS") No. 109 Accounting for Income Taxes which establishes generally accepted accounting principles for the financial accounting measurement and disclosure principles for income taxes that are payable or refundable for the current year and for the future tax consequences of events that have been recognized in the financial statements of the Company and past and current tax returns. The change had no effect on prior years results.

                    ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                      NOTES TO FINANCIAL STATEMENTS

2-  FEDERAL INCOME TAXES (continued)
    The provision for Federal Income Taxes consisted of:

                                              1995        1994      1993
                                             -------   --------   -------
         Currently payable                  $152,265   $ 93,529  $146,950
         Deferred                            (15,837)    11,370    (1,980)
                                             -------    -------   -------
         Provision for Federal Income
          Taxes                             $136,428   $104,899  $144,970
                                             =======    =======   =======
The components of the net deferred tax (asset) liability at December 31, were as follows:
                                              1995        1994       1993
                                             -------    -------     ------
         Depreciation                       $ 16,116   $ 12,899    $ 9,038
         Accrued vacation payable             (3,982)    (1,949)    (2,739)
         Allowance for uncollectible
           accounts receivable                  (437)    (2,093)    (2,093)
         Unrealized loss on marketable
           securities                                               (1,693)
         Realized loss due to impairment
             of marketable securities        (16,984)
                                            --------    -------    -------
                                            $ (5,287)  $  8,857    $ 2,513
                                            ========    =======    =======
The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate were as follows:

                                               1995       1994      1993
                                             -------    -------    -------
         Amount computed using the
           statutory rates                  $152,265   $ 93,529   $146,950
         Increase (reduction):
          Investment tax credit and
          research credit carryforward             0          0          0
          Deferred tax (asset) liability     (15,837)    11,370     (1,980)
                                             -------    -------    -------
         Provision for Federal Income
          Taxes                             $136,428   $104,899   $144,970
                                             =======    =======    =======

                       ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

3- PUBLIC OFFERING OF COMMON STOCK

   The Company sold 3,000,000 shares of its unissued common stock to the public on November 12, 1984. An offering price of $.30 per share was arbitrarily determined by the underwriter.

4- COMPENSATED ABSENCES

   FASB Statement No. 43 requires employers to accrue a liability for employees' compensation for certain future absences. Liabilities for vacation pay in the amounts of $11,712 and $6,947 have been accrued as of December 31, 1995 and 1994, respectively.

5- LEASES

   The Company has no obligation under capital lease arrangements.

   The Company rents its facility under a three (3) year operating lease commencing on the 1st day of December, 1993. The Company leases the facility from the Port of Kennewick, who with the assistance of federal economic development funds (EDA), has constructed a building for the purpose of leasing space to new or expanding high tech and electronic industries. The Company will pay as rental for 6,275 square feet of building space the sum of $18,990 per year, payable monthly in advance at the rate of $1,582.50 per month. A leasehold tax of $203.20 per month is due in addition to the $1,582.50 monthly rent. The rental expense for 1995, 1994 and 1993 were as follows: 1995=$21,428; 1994-$21,428;
   1993=$9,745.

   The following is a schedule of estimated future minimum rental payments required under the above operating leases over the next five succeeding fiscal years:

          Year ending December 31,      Amount
          -----------------------       ------
                  1996                  19,643
                  1997                    -0-
                  1998                    -0-
                  1999                    -0-
                  2000                    -0-

                       ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

6- FOREIGN SALES

   The Company's revenues fall into three major customer categories, Domestic, Export, and U.S. Government Sales. A percentage breakdown of E.S.T.'s major customer categories for the years of 1995 and 1994 are as follows:
                                         1995         1994
                                       --------      -------
               Domestic Sales             59%           63%
               Export Sales               15%           19%
               U.S. Government Sales      26%           18%

   The geographic distribution of foreign sales for 1995 and 1994 is as follows:
                                           1995          1994
                                         --------       -------
               Canada                       37%           56%
               Croatia/Slovenia             30%            9%
               Brazil                       11%            1%
               Mexico                        6%            5%
               Taiwan                        5%           10%
               Chile                         4%           --
               Israel                        4%            3%
               Costa Rica                    2%           --
               Singapore           less than 1%            2%
               Thailand/Indonesia  less than 1%            3%
               Venezuela           less than 1%  less than 1%
               Egypt                        --             6%
               Kuwait                       --             5%

7- PROFIT SHARING AND SALARY DEFERRAL 401-K PLAN

   The Company sponsors a Profit Sharing Plan and Salary Deferral
   401-K plan and trust.  All employees over the age of 21 are eligible.
   The Company is not making contributions under the current plan agreement.

8- STOCK OPTIONS

   On December 11, 1992, stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuous tenure. The options have an exercise price of $.50 per share. Options may be exercised any time during the period from December 11, 1992 through December 11, 1995. Following is a summary of transactions:

                                                 Shares under Option
                                                 -------------------
               Outstanding, beginning of year           125,000
               Granted during year                            0
               Canceled during year                    (125,000)
               Exercised during the year                      0
                                                       --------
               Outstanding, end of year                       0
                                                       ========

                    ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                      NOTES TO FINANCIAL STATEMENTS

8- STOCK OPTIONS (continued)

   On December 10, 1993, stock options to purchase shares of the
   Company's common stock were granted to individual employees and directors with no less than three years continuous tenure. The options have an exercise price of $.60 per share. Options may be exercised any time during the period from December 10, 1993 through December 9, 1996. Following is a summary of transactions:
                                                Shares under Option
                                                -------------------
               Outstanding, beginning of year          150,000
               Granted during year                           0
               Canceled during year                          0
               Exercised during year                         0
                                                      --------
               Outstanding, end of year                150,000
                                                      ========

   On February 3, 1995, stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuous tenure. The options have an exercise price of $0.31 per share. Options may be exercised any time during the period from February 3, 1995 through February 2, 1998. Following is a summary of transactions:
                                                Shares under Option
                                                -------------------
               Outstanding, beginning of year                0
               Granted during year                     175,000
               Canceled during year                          0
               Exercised during year                         0
                                                       -------
               Outstanding, end of year                175,000
                                                       =======

   After termination of employment, stock options may be exercised within 90 days. During the 12 months ended December 31, 1995 125,000 shares under option expired and no shares under option were exercised. At December 31, 1995 there are 325,000 shares reserved for future exercises.

9- EMPLOYEE PROFIT SHARING BONUS PROGRAM (NON-QUALIFIED)

   On December 11, 1992 the Board of Directors revised the Employee
   Profit Sharing bonus Program as follows. The Company makes contributions to the Program in accordance with the following formula: After the Company's "net profit before tax" reaches $100,000, the Company sets aside $10,000 for the Program. Thereafter, the Company adds 8% of the "net profit before tax" to the Program.

               NET PROFIT          COMPENSATION TO FUND
               ----------          --------------------
                 100,000        $10,000 + 8% Of amount over
                                    $100,000 NET PROFIT

                    ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                      NOTES TO FINANCIAL STATEMENTS

10- CONCENTRATIONS OF CREDIT RISK

   Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable. As of December 31, 1995 the Company had cash and cash equivalents with Seattle First National Bank with a combined balance of $649,335 which is $549,335 in excess of the F.D.I.C. insured amount. At December 31, 1995 the Company held commercial paper in the amount of $300,000 which was not F.D.I.C. insured. At December 31, 1995 the Company had cash deposits with Pioneer Bank with a balance of $101,319 which is $1,319 in excess of the F.D.I.C. insured amount. At December 31, 1995 the Company had cash deposits with WestOne Bank with a balance of $101,307 which is $1,307 in excess of the F.D.I.C. insured amount. Additionally, at December 31, 1995, the Company had cash deposits with American National Bank with a combined balance of $107,169 which is $7,169 in excess of the F.D.I.C. insured amount. The Company holds an investment in marketable securities in the Piper Jaffray Institutional Government Fund (the "Fund"). Write downs in the value of the Company's investment in this Fund totaling $49,953 in 1995 were realized due to the other than temporary decline in value of the investment, treatment for which is outlined in paragraph 16 of Statement of Financial Accounting Standard (SFAS) 115. As of December 31, 1995, the Company's investment in the fund was valued, net of realized losses, at $121,117. These amounts are not insured. The Company does a periodic evaluation of the relative credit standing of each financial institution which is considered in the Company's investment strategy, as well as the relative risk and rate of return of the particular investments.

   Concentrations of credit risk with respect to trade accounts receivable are generally diversified due to the geographic dispersion of the Company's customer base.

   The Company purchases certain key components necessary for the production of its products from sole suppliers. The components provided by this supplier could be replaced or substituted by other products, if it became necessary to do so. It is possible that if this action became necessary, a material interruption of production and/or material cost expenditures could take place.

11- RELATED PARTY TRANSACTIONS

   For the years ended December 31, 1995, 1994, and 1993 services in the amount of $51,974, $50,788, and $93,304, respectively, were contracted with a manufacturing process company of which the owner/president is a member of the Board of Directors of Electronic Systems Technology, Inc.

   During fiscal year 1994, the Company contracted services with an engineering firm in the amount of $41,583. This firm is owned and operated by a Director of Electronic Systems Technology, Inc. For fiscal year 1995, this firm did not provide any services to Electronic Systems Technology, Inc.

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                        NOTES TO FINANCIAL STATEMENTS

12- MARKETABLE SECURITIES

   The Corporation has adopted Statement of Financial Accounting Standards
   (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 establishes generally accepted accounting principles for the financial accounting, measurement and disclosure principles for (1) investments in equity securities that have readily determinable fair market value and (2) all investments in debt securities. The change had no effect on prior years' securities. All the marketable securities held by the Company consists of "available-for-sale", as defined by SFAS No. 115. The basis on which cost is determined in computing realized gain or loss is the specific identification method. A loss was realized during the quarter ending June 30, 1995, due to an impairment in the value of the marketable securities held by the Company.

   The following information is as of December 31, 1995 and 1994:

                                                 1995        1994
                                               --------    --------
      Aggregate fair value of marketable
        securities                             $121,117   $ 98,120
      Gross unrealized holding gains              --          --
      Gross unrealized holding losses             --        55,606
      Gross unrealized loss due to impairment
        in marketable securities                 49,953       --
      Amortized cost basis                      171,070    153,726

   Changes in marketable securities for the period ended December 31, 1995 and 1994 are as follows:

      Cost                                     $153,726   $142,591
      Purchase of shares                          --         --
      Dividends and capital gains
         reinvested                              17,344     11,135
      Sale of securities                          --         --
      Unrealized loss                             --       (55,606)
      Realized loss due to impairment
         in marketable securities               (49,953)      --
                                               --------    -------
      Fair market value                        $121,117   $ 98,120
                                               ========    =======

   As of March 8, 1995, the Company became aware that it had been included in a class action suit against the manager of the Company's marketable securities investments, Piper Jaffray. The suit was apparently originated due to the losses experienced by investors in the Institutional Fund. The Company did not request a class action suit, but was included in the class by being an investor in such fund. The counsel pursuing the class action

                      ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                        NOTES TO FINANCIAL STATEMENTS

12- MARKETABLE SECURITIES (continued)

   suit is the firm of Schatz, Paquin, Lockridge, Grindal, & Holstein, with co-counsel of the firm of Head, Seifier & Vander Weide. A settlement of the litigation has been negotiated which at the time of filing is undergoing final court approval, which if granted, will be submitted to the class for approval. Due to the current uncertain nature of this settlement, amounts or timing of any settlement cannot be predicted at the time of filing for this report.

13- CHANGE IN ACCOUNTING PRINCIPLE

   Effective January 1, 1994, the Company changed its method of accounting for Debt and Equity Securities to conform with requirements of the Financial Accounting Standards Board. This change was adopted by the Company as of January 1, 1994, but was not reported on subsequent filing with the Commission until the Form 10Q for the quarter ending March 31, 1995. The effect of this change was to increase net income for 1994 by $3,287, which resulted in an amount of $0.0006 per share. The cumulative effect of the change of $3,287 is shown as a one-time credit to income for 1994.

                       ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                              SELECTED FINANCIAL DATA

For the five years
 ended December 31,       1995          1994        1993        1992         1991
                        ---------    ---------    ---------    ---------    ---------
Sales                  $1,535,071   $1,197,720   $1,444,039   $1,232,217   $1,123,734

Gross profit              932,485      732,340      846,292      725,406      696,732

Income (Loss)
 before provision
 for income taxes         404,137      290,839      438,192      323,555      315,120

Provision for
 income taxes             136,428      104,899      144,970       60,402            0    0

Net income (Loss)         267,709      185,940      293,222      263,153      315,120

Net income (Loss)
 per share                    .05          .04          .06          .05          .06

Weighted average
 number of shares
 outstanding            5,433,174    5,360,982    5,345,844    5,289,188    5,112,174

Total Assets            2,010,772    1,597,612    1,540,141    1,154,823      941,699

Long-term debt and
 capital lease
 obligations                    0            0            0            0            0

Stockholders'
 equity                 1,877,180    1,555,558    1,403,744    1,110,522      847,369

Stockholders'
 equity per
 share                        .37          .31          .28          .22          .17

Working capital         1,723,823    1,449,848    1,297,738    1,025,431      751,287

Current Ratio              13.9:1       44.9:1       10.5:1       24.2:1       12.2:1

Equity to
 total assets                 93%          97%          91%          96%          90%

                           ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                SCHEDULE I - MARKETABLE SECURITIES AND OTHER INVESTMENTS
                                December 31, 1995 and 1994

                                                                       Amount
                                                                       Carried
                               Units or                    Market      in the
     Name and Issuer and       Principal                  Value at     Balance
        Title of Issue           Amount        Cost       Dec. 31,     Sheet(1)
-------------------------     ----------     --------     --------     --------
1995 Piper Jaffray;
     Institutional Government
      Income Portfolio          $ 15,311     $171,069     $121,116     $121,116

1994     Piper Jaffray;
     Institutional Government
      Income Portfolio          $ 13,118     $153,726     $ 98,120     $ 98,120

(1) Included in the caption "Marketable Securities" in the balance sheet at December 31, 1995 and 1994.